                                                                      EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza

Washington, D.C.  20549

Commissioners:

We are aware that our report dated November 13, 2000 on our review of interim financial information of Too, Inc. and subsidiaries (the "Company") as of and for the thirteen and thirty-nine week periods ended October 28, 2000 and included in the Company's quarterly report on Form 10-Q for the thirteen and thirty-nine week periods then ended is incorporated by reference in the Company's registration statements on Form S-8, Registration Nos. 333-89529, 333-89533, 333-93717 and 333-93715.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Columbus, Ohio
December 11, 2000